Silberstein Ungar, PLLC CPAs and Business Advisors
Phone (248) 203-0080
Fax (248) 281-0940
30600 Telegraph Road, Suite 2175
Bingham Farms, MI 48025-4586
www.sucpas.com

August 26, 2010

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors
Ventura Assets Limited
Glendale, California

To Whom It May Concern:

Silberstein Ungar, PLLC hereby consents to the use in the Post Effective Amendment to Form S-1/A, Amendment No. 4, Registration Statement Under the Securities Act of 1933, filed by Ventura Assets Limited of our report dated March 18, 2010, relating to the financial statements of Ventura Assets Limited, a Colorado Corporation, as of and for the years ending December 31, 2009 and 2008 and for the period from August 9, 2002 (inception) to December 31, 2009.

Sincerely,

/s/ Silberstein Ungar, PLLC

Silberstein Ungar, PLLC